Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1802

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL ANNOUNCES THIRD-QUARTER

AND NINE MONTH 2004 FINANCIAL RESULTS

FREMONT, Calif., November 9, 2004 – Curon Medical, Inc. (Nasdaq: CURN) today announced financial results for the third quarter and nine months ended September 30, 2004.

For the third quarter of 2004, Curon Medical reported net sales of $862,000 compared with net sales of $783,000 in the third quarter of 2003 and $931,000 in the second quarter of 2004. Net loss for the quarter was $4.3 million, or $0.18 per share, compared with a net loss of $3.9 million, or $0.19 per share, for the third quarter of 2003, and $3.2 million, or $0.13 per share, for the second quarter of 2004. Third quarter results reflected the sale of six Stretta® Control Modules and five Secca® Control Modules plus the placement of three additional Stretta and five Secca Control Modules for evaluation in addition to sales of 347 disposable Stretta Catheters and 128 disposable Secca Handpieces. As of September 30, 2004, Curon Medical had cash, cash equivalents and investments totaling $9.9 million.

For the nine months ended September 30, 2004, Curon net sales were $2.7 million compared with sales of $2.4 million during the same period in 2003, reflecting an increase of approximately 14 per cent. Net loss for the nine month period in 2004 was $0.47 per share, compared with a net loss for the same nine months in 2003 of $0.53 per share.

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“During the third quarter we made a number of significant personnel changes in the sales area,” stated Larry C. Heaton II, Curon Medical’s President and Chief Executive Officer. “As a result of this transformation, sales declined relative to the previous quarter. We have now brought the number of direct sales territories up to 14, supplemented by 15 manufacturer representative salespeople, and we have consolidated sales leadership under a single Vice President of Sales.

In the area of reimbursement, we have made considerable progress in securing coverage from insurance carriers for the Stretta procedure. Medicare patients in 18 states currently have Stretta coverage; even before the Category I CPT code takes effect on January 1, 2005. To date, approximately 13 percent of the insured U.S. population has insurance that would cover the Stretta procedure, up from the approximately nine percent as of April of this year.

With a strong foundation of clinical data, a compelling safety profile over nearly 7,000 Stretta procedures performed to date, and a brand new CPT Category I code effective January 1,2005, we believe that we are well positioned for procedural growth in 2005,” concluded Mr. Heaton.

Conference Call

Curon Medical will host a conference call today at 5:00 p.m. eastern time/2:00 p.m. pacific time to discuss the third quarter results. The live call may be accessed by dialing (913) 981-5510 and through a web cast at the Curon Medical website www.investor-curonmedical.com. The replay will be available via web cast for 30 days or by calling (719) 457-0820 from midnight eastern time on November 10, 2004 until midnight eastern time on November 16, 2004. The confirmation number to access the replay is 836796.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com.

About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

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About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, expectations as to future demand for our products, operating performance and revenue. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including our failure successfully market and sell our products, our need to reduce operations due to capital constraints, and other factors as set forth in our filings with the Securities and Exchange Commission, including the Form 10-Q for the fiscal quarter ended June 30, 2004. The forward-looking statements in this news release are made as of November 9, 2004 and we are under no obligation to revise or update the forward-looking statements.

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CURON MEDICAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$862	$783	$2,699	$2,360
Cost of goods sold	1,036	1,172	3,168	3,201

Gross loss	(174)	(389)	(469)	(841)

Operating expenses:
Research and development	430	490	1,360	1,407
Clinical and regulatory	222	470	857	1,105
Sales and marketing	1,836	1,684	5,914	4,938
General and administrative	2,009	865	4,022	2,614

Total operating expenses	4,497	3,509	12,153	10,064

Operating loss	(4,671)	(3,898)	(12,622)	(10,905)
Interest income and other expense, net	323	32	1,511	199

Net loss	$(4,348)	$(3,866)	$(11,111)	$(10,706)

Net loss per share, basic and diluted	$(0.18)	$(0.19)	$(0.47)	$(0.53)

Shares used in computing net loss per share,	24,470	20,100	23,840	20,044

Condensed Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$9,873	$10,134
Accounts receivable, net	492	834
Inventories, net	1,130	1,063
Prepaid expenses and other current assets	886	863

Total current assets	12,381	12,894
Property and equipment, net	872	836
Other assets	131	124

Total assets	$13,384	$13,854

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,112	$2,931
Other liabilities	140	115
Warrant liability	250	—
Stockholders’ equity:	10,882	10,808

Total liabilities and stockholders’ equity	$13,384	$13,854

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